UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2010

FUSHI COPPERWELD, INC.

(Exact name of Registrant as specified in charter)

Nevada	0-19276	13-3140715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

TYG Center Tower B, Suite 2601,
Dong San Huan Bei Lu Bing 2,
Beijing, PRC 100027

(Address of principal executive offices) (Zip Code)

(011)-86-10-8447-8280
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act(17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 31, 2010, Copperweld Bimetallics LLC (“Copperweld”), as borrower, and a wholly owned subsidiary of Fushi Copperweld, Inc. (the “Company”), entered into a secured credit agreement (the “Credit and Security Agreement”) with Regions Bank, an Alabama banking corporation (“Lender”).  The Credit and Security Agreement provides for a $2.5 million revolving credit facility and a term facility of up to $6.5 million.  The funds under the Credit and Security Agreement are available for working capital needs and general corporate purposes of Copperweld in the ordinary course of business.  The maturity date with respect to borrowings under  the Credit and Security Agreement is August 31, 2013.

Borrowings under the Credit and Security Agreement bear interest at the 30 day London Interbank Offered Rate (the “LIBOR Rate”) plus the Applicable Margin (as defined in the Credit and Security Agreement) of 2.5% to 4.0% per annum.  Copperweld paid an initial commitment fee of 1.0% of the total amount of the credit facility, and is also required to pay a monthly unused line fee ranging from 0.25% to 0.50% on available but unused amounts under the revolving credit facility.  The Applicable Margin and the applicable unused line fee percentage are determined based on changes in the Copperweld’s Fixed Charge Coverage Ratio (as defined in the Credit and Security Agreement) and are set on the first day of each calendar quarter, beginning with receipt of Copperweld’s 2010 yearend audit.  As of the date of closing, the Applicable Margin is 3.5% and the applicable unused line fee percentage is 0.375% on available but unused amounts of the revolving credit facility.

Borrowings under the Credit and Security Agreement are secured by substantially all the assets of Copperweld.  In addition, the borrowings are unconditionally guaranteed by the Company.

The Credit and Security Agreement contains customary events of default and covenants, including, among other things, covenants  that restrict the ability of Copperweld to incur certain additional indebtedness, create or permit liens on assets, and engage in mergers or consolidations, and certain restrictive financial covenants.  If any event of default under the Credit and Security Agreement shall occur and be continuing, the commitments thereunder may be terminated and the principal amount outstanding thereunder, together with all accrued unpaid interest and other amounts allowed thereunder, may be declared immediately due and payable.  Upon the occurrence and during the continuation of an event of default, the Lender may elect to charge a default interest rate which is equal to the applicable interest rate in effect at such time plus 2.0% per annum.

The full text of the Credit and Security Agreement will be filed as an exhibit to the Company Form 10-Q for the quarter ended September 30, 2010.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosures required by this Item 2.03 are included in Item 1.01 and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSHI COPPERWELD, INC.

Date: September 7, 2010
/s/ Wenbing Christopher Wang
Wenbing Christopher Wang
President and Interim Chief Financial Officer